     Exhibit 10.25(c)
AMENDMENT 2008-1
TO THE
STUART M. ESSIG CONTRACT STOCK/RESTRICTED UNITS AGREEMENT
DATED AS OF JULY 27, 2004
     THIS AMENDMENT, dated as of March 6, 2008, between Integra LifeSciences Holdings Corporation, a Delaware Corporation (the “Company”) and Stuart M. Essig (“Executive”).
RECITALS
     WHEREAS, pursuant to a Contract Stock/Restricted Units Agreement, dated as of July 24, 2004, (the “RSU Agreement”) the Company granted to Executive an aggregate of 750,000 restricted units that represented an equal number of shares of restricted common stock of the Company, par value $0.01 per share, under the Integra LifeSciences Holdings Corporation 2003 Equity Incentive Plan;
     WHEREAS, on October 30, 2006, the Company and Executive entered into Amendment 2006-1 to the RSU Agreement (“Amendment 2006-1”) to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the corresponding proposed regulations thereunder;
     WHEREAS, subsequent to execution of Amendment 2006-1, final regulations were issued under section 409A of the Code;
     WHEREAS, the Company and Executive mutually desire to amend the RSU Agreement to comply with the requirements of section 409A of the Code and the corresponding final regulations thereunder; and
     WHEREAS, Section 11 of the RSU Agreement provides that the RSU Agreement may be amended pursuant to a written agreement between the Company and Executive.
     NOW, THEREFORE, the Company and Executive hereby agree that, effective March ___, 2008, the RSU Agreement shall be amended as follows:
     1. Section 4(a) of the RSU Agreement, as amended by Amendment 2006-1, is hereby amended in its entirety to read as follows:
“(a) The shares of Common Stock underlying the Units (the “Unit Shares”) shall be paid out to Executive within thirty (30) days following the first business day that occurs immediately following the 6-month period after the date of Executive’s ‘separation from service’ from the Company (within the meaning of section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the ‘Code’) and its corresponding regulations)); provided, however, that Executive shall have a one-time opportunity to specify a date (which is no sooner than January 1, 2008 and no later than June 20, 2029) on which the Unit Shares shall be delivered if such date occurs after the date on which Executive’s separation from service with the Company occurs by giving written notice to the Company by December 31, 2007. Notwithstanding the foregoing, if a Change in Control (as defined in the Employment Agreement) occurs prior to Executive’s separation from service with the Company and the date designated by Executive, if any, pursuant to the immediately preceding sentence, the Unit Shares shall be paid to Executive on the date of the Change in Control; provided, however, that such payment shall only occur if the Change in Control meets the requirements of section 409A(a)(2)(v) of the Code and its corresponding regulations.”
     2. The last sentence of Section 6(f) of the RSU Agreement is hereby amended in its entirety to read as follows:
“Such rights or warrants shall be exercisable at the same time, on the same terms and for the same price as the rights or warrants distributed to holders of the Common Stock; provided, however, that if such rights or warrants are deemed to be deferred compensation subject to the requirements of section 409A of the Code, such rights or warrants shall be distributed to Executive in a manner that complies with such requirements.”
     3. Section 9 of the RSU Agreement is hereby amended in its entirety to read as follows:
“9. Arbitration, Legal Fees and Expenses. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive during his lifetime in connection with such contest or dispute, pursuant to the provisions of Section 8.1 of the Employment Agreement. The application of this Section 9 (and Section 8.1 of the Employment Agreement) shall survive the termination of the Employment Agreement. The foregoing limitation shall not preclude the Executive’s estate or heirs from recovering reasonable legal fees (and related expenses) in accordance with the provisions hereof in the event that Executive’s estate or heirs initiate or continue any dispute or controversy arising under or in connection with this Agreement after Executive’s death; provided, however, that such reasonable legal fees (and related expenses) are incurred within the six (6)-year period following the date of Executive’s death. Such reimbursement shall be made within ninety (90) days following the resolution of such contest or dispute (whether or not appealed), but not later than the end of the calendar year following the year in which the contest or dispute is resolved, to the extent the Company receives reasonable written evidence of such fees and expenses. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Princeton, New Jersey in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.”
     4. Section 20 of the RSU Agreement is hereby amended in its entirety to read as follows:

2

“20. Section 409A of the Code. This Agreement is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A. Notwithstanding anything in the Agreement to the contrary, payment may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code. If a payment is not made by the designated payment date under the Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. Any payment to be made upon a termination of employment under this Agreement may only be made upon a ‘separation from service’ under section 409A of the Code. To the extent that any provision of the Agreement would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Agreement to fail to satisfy the requirements of section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.”
     5. In all respects not modified by this Amendment 2008-1, the RSU Agreement and Amendment 2006-1 are hereby ratified and confirmed.
     IN WITNESS WHEREOF, the Company and Executive agree to the terms of the foregoing Amendment 2008-1, effective as of the date set forth above.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
By:	/s/ Richard Caruso
	Name:	Richard Caruso
	Title:	Chairman

EXECUTIVE
/s/ Stuart M. Essig
Stuart M. Essig

3